Exhibit 19.1

Information Services Group, Inc.

Insider Trading Policy

Updated February 21, 2025

I.	Purpose and Scope

The purpose of this Insider Trading Policy (this “Policy”) is to establish when trading in the capital stock or other securities, such as bonds, options, derivative instruments, and etc. (the “Securities”), of Information Services Group, Inc. (together with its subsidiaries, the “Company”) by directors, officers, employees, temporary employees, independent consultants and contractors (“Company Persons” and each a “Company Person”) of the Company is permitted or appropriate so as to further the Company’s policy that each Company Person complies with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s Securities.  This Policy applies to all transactions in Company Securities.  This Policy applies to all Company Persons, is subject to change without prior notification and supersedes all other policies governing the trading of Securities that the Company or its subsidiaries may have adopted to the extent that they conflict with any provisions of this Policy.  Once you have reviewed this Policy, please sign the attached Acknowledgment and Certification and return it to the Company’s Chief Financial Officer or General Counsel.

II.	General Restrictions
1.

No Company Person shall purchase or sell Securities of the Company, or direct others to purchase or sell the Company’s Securities, if the person is in possession of material information that has not been publicly disclosed.

“Material information” has no precise definition; for purposes of this Policy, a broad view of the term should be taken.  Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy, sell or hold the Company’s Securities.  Examples include, but are not limited to:

•	potential business acquisitions or sales of substantial assets;
•	major new products or services;
•	significant new contracts or loss of business;
•	projections (or updates thereof) of future revenues, earnings or losses intended to be publicly released;

•	significant shifts in operating or financial circumstances, such as changes in debt ratings, changes to or reports of earnings or earnings estimates, major write-offs and liquidity problems;
•	changes in dividends;
•	significant litigation or investigations by governmental and regulatory bodies;
•	a significant cybersecurity incident;
•	extraordinary management developments; and
•	the possibility of a public offering of Company Securities.

The fact that information has been selectively disclosed to a few members of the public does not make it public for insider trading purposes.  Information is publicly disclosed if it has been widely disseminated, such as filed with the Securities and Exchange Commission (the “SEC”), published in the newspapers or other media or has been the subject of a press release and the public has had sufficient time to process and absorb it.  Accordingly, there should be no trading for at least two full trading days after the initial release of information to the public.  Therefore, for example, if the Company were to make an announcement on Monday, you should not trade in Company Securities until Thursday (assuming all of the days are trading days and you are not aware of material nonpublic information at that time and subject to any other applicable requirements of this Policy).

Nonpublic information may include:

(a)information available to a select group of analysts or brokers or institutional investors;

(b)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(c)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

2.

No Company Person shall purchase or sell, or direct others to purchase or sell, the Securities of another corporation if such person is in possession of material nonpublic information concerning such other corporation.

3.

Company Persons shall take appropriate measures to restrict access to and limit the disclosure of material nonpublic information. No Company Person shall communicate material nonpublic information concerning the Company or its Securities to anyone outside the Company (including family members) or otherwise engage in tipping information to others unless such communication is lawful and appropriate under the circumstances, has been properly authorized in accordance with Company policies and procedures then in effect, and the person receiving the information has agreed to keep such information confidential.

No Company Person shall permit any member of his or her immediate family, other personal household member or any other account for which they make or influence investment decisions, such as an account of a member of their family who consults with them about investment decisions or a trust account or other account as to which they have investment authority, including but not limited to for any corporations, partnerships, limited liability companies or other entities to engage in any of the actions described in the above paragraphs.  In the event a Company Person becomes aware of a possible insider trading violation by any persons subject to this Policy, he or she should immediately contact the Company’s Chief Financial Officer or General Counsel.

4.

Consistent with the foregoing, Company Persons should not discuss any significant internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties.  This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the press, investment analysts or others in the financial community.  Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the Company’s Chief Financial Officer or General Counsel.

5.

Even though trading may otherwise be allowed, the General Counsel (or in his or her absence, the Chief Financial Officer) may announce at any time an immediate prohibition on trading by all or certain personnel at any time during which time trading in Company Securities is not allowed (a “Blackout Period”).  Company Persons should not disclose to any outside third party that a Blackout Period has been designated, except as may be required by legal or regulatory requirements.

6.

Upon request, a Company Person must report to the Company’s Chief Financial Officer or General Counsel all of his or her transactions in Company Securities and certify that all such transactions have been conducted in compliance with the provisions of this Policy.

7.

Company Persons shall not engage in any transaction involving a put, call or other option (other than an option granted by the Company) or other derivative on Company Securities, except as may be pre-approved by the Board of Directors (the “Board”) or a committee thereof in a particular instance.  Specifically, Company Persons shall not sell any Company Securities they do not own (i.e., the Company may not “sell short,” and shall not engage in short-term investment activities or “day trading” in the Company’s Securities).

8.	Company Persons shall not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan without prior approval.

9.	Company Persons shall not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.
10.

Any actions in violation of this Policy may be grounds for appropriate disciplinary action, including termination of employment or other service to the Company, and may expose the Company Person to civil and/or criminal liability.

III.	Trading Windows for Directors and Key Personnel
1.

Directors and employees that are Key Personnel of the Company may purchase, sell, gift or otherwise transfer Company Securities only during the trading period beginning after the second full trading day on the Nasdaq Stock Market after the Company’s public dissemination of its earnings for that fiscal quarter or fiscal year, as applicable, and ending two weeks prior to the start of the following quarter end close, but in no event later than 80 calendar days after the end of the prior fiscal quarter (a “Trading Window”).

As used herein, “Key Personnel” means those employees that the Board and senior management has determined have access to, or are likely to have access to, material nonpublic information.  The designation of Key Personnel may be updated from time to time by the Chief Financial Officer or General Counsel by notice to the affected individual.

2.

Before executing any trade in Company Securities, directors and Key Personnel must first specifically inform the Chief Financial Officer by email of the proposed trade and secure prior clearance.  Directors and Key Personnel denied permission to engage in a transaction in Company Securities may not disclose such denial to others, because any such disclosure could result in an unintended distribution of information about a pending material event.  The Chief Financial Officer does not assume the responsibility for, and approval from the Chief Financial Officer does not protect directors and Key Personnel from, the consequences of prohibited insider trading.  Directors and Key Personnel may not trade in Company Securities outside of the applicable Trading Windows or during any Blackout Periods.  If a Blackout Period has been instituted, directors and Key Personnel may not trade in Company Securities even during a Trading Window.

3.	The prohibitions against trading while aware of, or tipping, material, nonpublic information and short-term trading apply even during a Trading Window.
4.

The purchase of Company Securities by way of an exercise of an option granted under the Company’s stock option plan, or the withholding of shares for the payment of withholding taxes on an exercise or vesting event, is permitted outside of a Trading Window, but the sale, or simultaneous purchase and sale, including a so-called “cashless exercise,” of such Securities on the open market is prohibited.

5.	The Chief Financial Officer may, in his or her discretion, after consultation with the Chief Executive Officer or the General Counsel, authorize trading in Company

Securities by directors and Key Personnel outside of an  applicable Trading Window (but not during Blackout Periods) due to significant or other hardships.  No exceptions will be granted for, nor will any exception that is granted allow, trading by directors or Key Personnel while directors or Key Personnel are actually aware of material nonpublic information.

IV.	Broker Requirements for Directors and Key Personnel

In order to assist in complying with this Policy and applicable securities laws (including the reporting requirements of  Section 16 and Schedule 13D/G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable), directors and Key Personnel must require that any broker that assists the director or Key Personnel with open market transactions involving Company Securities:

•

Not enter any order for the director or Key Personnel without (a) except for orders under pre-approved Rule 10b5-1 Trading Plans (as defined below), first verifying with the Chief Financial Officer that the Trading Window is open, no Blackout Period is in effect and the transaction was pre-cleared; and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 procedures); and

•

Report promptly (and in any case by the end of the transaction date) by (a) telephone and (b) email to the director or Key Personnel and, if possible, also directly to the Chief Financial Officer, the details of every transaction involving Company Securities (including any transaction pursuant to a Rule 10b5-1 Trading Plan) handled by the broker for the director or Key Personnel.

Each director and Key Personnel must inform their broker that he or she is a director or Key Personnel subject to the Trading Window, Blackout Period and pre-clearance requirements of this Policy, and of the specific requirements detailed above, including at any time the director or Key Personnel retains a new broker.  If directors or Key Personnel intend to effect trading in Company Securities through a broker or online brokerage platform where communicating director or Key Personnel status and these requirements is not possible, the director or Key Personnel must inform the Chief Financial Officer, and the Chief Financial Officer may impose additional requirements in respect of such trading.

V.	Additional Restrictions and Reporting Requirements for Directors and Corporate Officers of the Company
1.

Directors and corporate officers of the Company who are subject to reporting requirements pursuant to Section 16 of the Securities Exchange Act (each a “Section 16 Person”), shall obtain prior clearance from the Company’s Chief Financial Officer or, in his or her absence, the General Counsel of the Company, at least two business days before making any purchases or sales of Company Securities.  Details of the proposed trade, along with confirmation that the Section 16 Person is not in possession of material nonpublic information must be conveyed to the Chief Financial Officer (or General Counsel) in order to request clearance to trade.  Prior clearance is required for all purchases or sales by Section 16 Persons.

Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations.  Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.

2.

This provision of this Section V shall apply during the period when a person is a Section 16 Person and for the first six months after the person is no longer a Section 16 Person.  It also applies to all transactions, including, but not limited to, purchases and sales, during the same period by a Section 16 Person’s spouse, minor children and any other family members having the same home as them, as well as any other account for which they make or influence investment decisions, such as an account of a member of their family who consults with them about investment decisions or a trust account or other account as to which they have investment authority, including but not limited to for any corporations, partnerships, limited liability companies or other entities.

3.

Section 16 Persons shall comply with the reporting requirements set forth in Section 16 of the Exchange Act, including Section 16’s limitations on short-swing transactions. The responsibility to ensure that filings required under Section 16 are made timely and correctly rests with the Section 16 Person. Neither the Company nor the Chief Financial Officer or General Counsel assume any legal responsibility in connection with such filings.

VI.	Rule 10b5-1 Insider Trading Plans

Notwithstanding anything in this Policy to the contrary, trading in the Company’s Securities pursuant to a pre-approved written plan or program established in accordance with Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”) and authorized by the Company’s Chief Financial Officer shall not be deemed a violation of this Policy.  However, trades in Company Securities effected by a Section 16 Person pursuant to a Rule 10b5-1 Trading Plan must be reported promptly to the Chief Financial Officer.

A Rule 10b5-1 Trading Plan may only be established during a Trading Window, when a Company Person is not in possession of material nonpublic information and when a Blackout Period is not in effect.  Any Company Persons who wish to enter into a Rule 10b5-1 Trading Plan must submit it to the Company’s Chief Financial Officer for prior, written approval.  Subsequent modifications (by formal amendment or otherwise) and terminations of any Rule 10b5-1 Trading Plan must also be pre-approved by the Chief Financial Officer.  Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

•

The Rule 10b5-1 Trading Plan must be in writing and may only be adopted, modified or terminated during a Trading Window, when the individual is not in possession of material nonpublic information and when a Blackout Period is not in effect;

•	The Rule 10b5-1 Trading Plan must be adopted, modified or terminated in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the Company Person must act in good faith with respect to the Rule 10b5-1 Trading Plan throughout its duration;

•	The Rule 10b5-1 Trading Plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
•

The Rule 10b5-1 Trading Plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule  10b5-1 Trading Plan may occur and at what price;

•	The Company Person adopting the Rule 10b5-1 Trading Plan must not have the ability to influence how, when or whether to make purchases or sales after the Rule Trading 10b5-1 Plan is adopted;
•

Any Section 16 Person must certify, before adopting, modifying or terminating a Rule 10b5-1 Trading Plan, that he or she (1) is not in possession of material nonpublic information, and (2) is adopting or modifying the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;

•	No Company Person may have more than one Rule 10b5-1 Trading Plan covering the same time period, except as follows:
o

Two Rule 10b5-1 Trading Plans may be maintained simultaneously if one of them is a successor Rule 10b5-1 Trading Plan under which trades are not scheduled to begin until the completion or expiration of the predecessor Rule 10b5-1 Trading Plan. If the predecessor Rule 10b5-1 Trading Plan is terminated early, trading under the successor Rule 10b5-1 Trading Plan cannot commence until the applicable cooling-off period has run from the termination date of the predecessor Rule 10b5-1 Trading Plan; or

o

In addition to a Rule 10b5-1 Trading Plan, a Company Person may use sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award.

•	The Company Person may not have more than one single-trade Rule 10b5-1 Trading Plan (i.e., a trading plan designed to effect a trade in a single transaction) during any consecutive 12-month period;
•

Transactions under the Rule 10b5-1 Trading Plan may not commence until the later of (1) 90 days following the adoption or modification of the Rule 10b5-1 Trading Plan or (2) two business days following the disclosure in a periodic report (on Form 10-Q or 10-K) of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified (but not to exceed 120 days following such adoption or modification); and

•	A copy of the executed version of any pre-approved Rule 10b5-1 Trading Plan must be provided to the Chief Financial Officer for retention in accordance with the Company’s record retention policy.

The use of Rule 10b5-1 Trading Plans does not obviate the need to file a Form 144 or Forms 3, 4 or 5, and Section 16 Persons are required to indicate on any Form 4 or Form 5 if a transaction reported on that form was made under a Rule 10b5-1 Trading Plan and provide the date that the Rule 10b5-1 Trading Plan was adopted.  In addition, the Company is required to publicly disclose whether any Section 16 Person has adopted, modified or terminated a Rule 10b5-1 Trading Plan during the previous fiscal quarter.  The Company is required to describe the material terms of each Rule 10b5-1 Trading Plan that is adopted, modified or terminated, including the name and title of the director or officer, the date the Rule 10b5-1 Trading Plan was adopted, modified or terminated, the Rule 10b5-1 Trading Plan’s duration and the total amount of securities to be purchased or sold under the Rule 10b5-1 Trading Plan. The Company is not, however, required to disclose any information relating to the pricing terms of any Rule 10b5-1 Trading Plan. The Company will also consider whether public announcement of any Rule 10b5-1 Trading Plan should be made at the time it is established.

VII.	Trading Pursuant to a 401(k) Plan or Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to purchases of Company Securities in any Company 401(k) plan or employee stock purchase plan, as applicable, resulting from periodic contributions to such plan based on the payroll contribution election of a Company Person.  The trading restrictions do apply, however, to sales of Company Securities acquired pursuant to any Company 401(k) plan or employee stock purchase plan and to elections made under any Company 401(k) plan to (a) increase or decrease the percentage of a Company Person’s contributions that will be allocated to a Company stock fund, (b) move balances into or out of a Company stock fund, (c) borrow money against any 401(k) plan account if the loan will result in liquidation of some or all of a Company Person’s Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

VIII.	Post-Termination Transactions

This Policy applies even after termination of employment or service with the Company.  If a Company Person is in possession of material nonpublic information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

IX.	Compliance and Interpretation

This Policy is intended to protect the Company and its Company Persons from insider trading violations.  However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading.  Appropriate judgment should be exercised in connection with all securities trading.

Any questions regarding the interpretation, scope and application of this Policy set forth herein shall be directed to and reviewed with the Company’s Chief Financial Officer.

X.	Acknowledgment and Certification

All persons covered by this Policy are required to sign the following acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy.  The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with transactions in Company Securities and the confidentiality of nonpublic information.  The undersigned further acknowledges that he or she has viewed/attended the Company’s Insider Trading training.

Without limiting the preceding paragraph, the undersigned understands that the Company’s Chief Financial Officer and/or General Counsel, as applicable, will be required, and will have the discretion, to exercise their judgment in determining whether to (a) approve my establishment, modification or termination of any Rule 10b5-1 Trading Plan for trading in Company Securities; (b) subject me to any Blackout Periods; or (c) if I am a director or Key Personnel, approve particular transactions by me in Company Securities.  I recognize that the Company’s Chief Financial Officer will be required to analyze and assess any request I may make to establish, modify or terminate any Rule 10b5-1 Trading Plan to trade in Company Securities, and if I am a director or Key Personnel, the Company’s Chief Financial Officer will be required to analyze and assess any request I may make to engage in a particular transaction in Company Securities, based on information available to the Chief Financial Officer at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading.  The undersigned acknowledges and affirms that the Chief Financial Officer’s or General Counsel’s determination with regard to any particular transaction, Rule 10b5-1 Trading Plan or Blackout Period will be made solely on behalf of, and for the benefit of, the Company and will not constitute legal advice to the undersigned, and the undersigned further acknowledges and affirms the Chief Financial Officer’s or General Counsel’s right to make that determination in the Chief Financial Officer’s or General Counsel’s sole discretion.  The undersigned hereby agrees to be bound by, and to accept without objection, any determination of the Chief Financial Officer and/or General Counsel, as applicable,  not to permit any such transaction, Rule 10b5-1 Trading Plan or to subject the undersigned to any such Blackout Period.

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